Filed pursuant to Rule 424(b)(3)

Registration No. 333-161027

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October 26, 2009.

Prospectus Supplement to Prospectus dated October 26, 2009.

5,750,000 Shares

Dollar Thrifty Automotive Group, Inc.

Common Stock

______________

We are offering 5,750,000 shares of our common stock, par value $0.01 per share, to be sold in this offering.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “DTG.” On October 23, 2009, the last reported sale price of our common stock on the NYSE was $24.81 per share.

Investing in our common stock involves substantial risks. You should carefully consider the risks described under the “Risk Factors” section of this prospectus supplement beginning on page S-6 and our filings with the Securities and Exchange Commission incorporated by reference herein before buying shares of our common stock.

______________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

______________

	Per Share	Total
Public offering price........................................................................................	$	$
Underwriting discount.....................................................................................	$	$
Proceeds, before expenses, to us.....................................................................	$	$

To the extent that the underwriters sell more than 5,750,000 shares of our common stock, the underwriters have the option to purchase up to an additional 862,500 shares of our common stock from us at the public offering price less the underwriting discount.

______________

The underwriters expect to deliver the shares of our common stock to purchasers in book-entry form only, through The Depository Trust Company, on or about           , 2009 in New York, New York, against payment therefor in immediately available funds.

______________

Joint Book-Running Managers

Goldman, Sachs & Co.                                                                J.P. Morgan

______________

Prospectus Supplement dated           , 2009.

TABLE OF CONTENTS

Prospectus Supplement

About This Prospectus Supplement	S-ii
Where You Can Find More Information	S-iii
Cautionary Statement Concerning Forward-Looking Statements	S-v
Summary	S-1
The Offering	S-3
Summary Financial and Operating Data	S-4
Risk Factors	S-6
Use of Proceeds	S-15
Price Range of Our Common Stock	S-16
Dividend Policy	S-16
Capitalization	S-17
Description of Capital Stock	S-19
Material U.S. Federal Tax Considerations for Non-U.S. Holders of Common Stock	S-23
Underwriting	S-26
Validity of Common Stock	S-30
Experts	S-30

Prospectus

About This Prospectus	ii
Cautionary Statement Concerning Forward-Looking Statements	iii
The Company	1
Risk Factors	1
Ratio of Earnings to Fixed Charges	2
Use of Proceeds	2
Description of Capital Stock	3
Description of Debt Securities	6
Plan of Distribution	9
Legal Matters	10
Experts	10
Where You Can Find More Information	11
Incorporation of Certain Documents by Reference	12

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information provided by or incorporated by reference in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement. If there is a difference between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the accompanying prospectus, respectively, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have materially changed since those dates. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” in this prospectus supplement and “Incorporation of Certain Documents by Reference” in the accompanying prospectus, before deciding whether to invest in our common stock.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Where You Can Find More Information.”

Except as the context otherwise requires, or as otherwise specified or used in this prospectus supplement, the terms “we,” the “Company,” “our” and “us” refer to Dollar Thrifty Automotive Group, Inc. only and not to any of its consolidated subsidiaries. Dollar Rent A Car, Inc., the Dollar brand and DTG Operations, Inc. operating under the Dollar brand are individually and collectively referred to herein as “Dollar.” Thrifty, Inc., Thrifty Rent-A-Car System, Inc., Thrifty Car Sales Inc., the Thrifty brand and DTG Operations, Inc. operating under the Thrifty brand are individually and collectively referred to herein as “Thrifty.”

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of shares of our common stock.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have and will continue to file with the United States Securities and Exchange Commission (the “SEC”) annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports with respect to specified events on Form 8-K. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov or from our website at www.dtag.com. The information on our website, or accessible through our website, however, does not constitute a part of this prospectus supplement or the accompanying prospectus. In addition, copies of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus may be requested by contacting us as further described below. Our common stock is listed on the NYSE under the symbol “DTG.”

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of common stock offered under this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its securities, we refer you to the registration statement and the exhibits thereto. Statements in this prospectus supplement and the accompanying prospectus concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We incorporate information into this prospectus supplement by reference, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC, which contain important information about us and our financial condition (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K):

•	our annual report on Form 10-K for the fiscal year ended December 31, 2008 (the “Annual Report”);
•	the information specifically incorporated by reference into the Annual Report from our definitive proxy statement on Schedule 14A, filed with the SEC on April 13, 2009;
•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;
•

our current reports on Form 8-K filed with the SEC on January 27, 2009, February 10, 2009, February 13, 2009, February 25, 2009, March 23, 2009, April 20, 2009, May 20, 2009, June 8, 2009, June 30, 2009, August 5, 2009 and August 11, 2009; and

•

the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on November 24, 1997, including any amendments or reports filed for the purposes of updating such description.

We also incorporate by reference into this prospectus supplement additional documents that we file in the future with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until the termination of this offering of our common stock. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. However, we are not incorporating by reference any information provided in these

S-iii

documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or furnished under Item 2.02 or 7.01 and exhibits furnished in connection with such items in any current report on Form 8-K that we file with the SEC in the future.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may obtain copies of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus from us without charge, excluding any exhibits thereto unless an exhibit has been specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, by requesting such documents in writing or by telephone from us at:

Investor Relations

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, Oklahoma 74135

(918) 660-7700

S-iv

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents that we have filed with the SEC that are incorporated by reference in this prospectus supplement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. These forward-looking statements should be considered in light of the information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the information under the heading “Risk Factors” in this prospectus supplement and in the Annual Report and our quarterly report on Form 10-Q for the quarter ended September 30, 2009.

These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” and similar expressions. These statements do not guarantee future performance and we assume no obligation to update them. Risks and uncertainties that could materially affect future results include:

•

the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial markets, constrained credit markets and concerns about global economic prospects, which have continued to depress consumer confidence and spending levels and could affect the ability of our customers to meet their payment obligations to us;

•	whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stimulate economic growth will be successful;
•	the effectiveness of other actions we take to manage costs and liquidity and whether further reductions in the scope of our operations will be necessary;
•

our ability to obtain cost-effective financing as needed (including replacement of asset backed medium term notes and other indebtedness as it comes due) without unduly restricting operational flexibility, particularly if global economic conditions and credit markets fail to improve;

•

our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of any required amendments or waivers, such as potential reductions in lender commitments;

•	whether efforts to revitalize the U.S. automotive industry are successful, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers;
•	the impact of pricing and other actions by competitors;
•

our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to any of the monoline insurers that provide credit support for our asset backed financing structures;

•	the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used car market on our ability to reduce our fleet capacity as and when projected by our plans;
•

the potential for significant cash tax payments in 2009 and 2010 as a result of the reduction in our fleet size and the resulting impact of our inability to defer gains on the disposition of our vehicles under our like-kind exchange program;

S-v

•

our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly in light of the significant increase in the level of Non-Program Vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used car market;

•	the impact of our strategy to increase holding periods for vehicles in our fleet, including potential adverse customer perceptions of the quality of our fleet and increased servicing costs;
•	airline travel patterns, including disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;
•	volatility in gasoline prices;
•	access to reservation distribution channels;
•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
•	the cost of regulatory compliance and the outcome of pending litigation; and
•	the impact of natural catastrophes and terrorism.

S-vi

SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before deciding whether to invest in our common stock, you should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety, including the risks of investing in our common stock discussed under “Risk Factors” beginning on page S-6 of this prospectus supplement and the risk factors and consolidated financial statements and notes thereto included in the documents incorporated by reference herein.

Dollar Thrifty Automotive Group, Inc.

Overview

Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma and has two value rental car brands, Dollar and Thrifty. The Company’s strategy is to operate company-owned stores in the top 75 airport markets and in key leisure destinations in the United States. The Dollar and Thrifty brands represent a value-priced rental vehicle generally appealing to leisure customers, including foreign tourists, and to small businesses, government business and independent business travelers. The Company also offers franchise opportunities in smaller markets in the United States and Canada and in all international markets so that franchisees can operate under the Dollar or Thrifty trademarks or dual franchise and operate both brands in one market. Dollar and Thrifty and their respective independent franchisees operate the Dollar and Thrifty vehicle rental systems.

In the United States, Dollar’s main focus is operating company-owned stores located at major airports, and it derives substantial revenues from leisure and tour package rentals. Thrifty focuses on serving both the airport and local markets operating through a network of company-owned stores and franchisees. Dollar and Thrifty currently derive the majority of their U.S. revenues from providing rental vehicles and services directly to rental customers. As of September 30, 2009, Dollar and Thrifty had 633 locations in the United States and Canada of which 312 were company-owned stores and 321 were locations operated by franchisees. In the United States, the Dollar and Thrifty brands remain separate, but operate under a single management structure and share vehicles, back-office employees and facilities, where possible. The Company also operates company-owned stores in six of the eight largest airport markets in Canada. In Canada, the company-owned stores are primarily co-branded.

Results for the Three and Nine Months Ended September 30, 2009

On October 26, 2009, we reported our results for the third quarter ended September 30, 2009. Net income for the three and nine months ended September 30, 2009 was $30.1 million (or $1.29 per diluted share) and $33.6 million (or $1.47 per diluted share), respectively, compared to net income of $18.9 million (or $0.87 per diluted share) and a net loss of $268.2 million (or $12.57 loss per diluted share) for the three and nine months ended September 30, 2008, respectively.

For the three months ended September 30, 2009, our total revenue was $438.9 million, as compared to $500.6 million for the comparable 2008 period. The decline in revenue was primarily driven by a 21.3% decrease in rental days, partially offset by an 11.5% improvement in revenue per day. Excluding the impact of location closures, rental days were down approximately 17% on a same store basis. The third quarter average fleet was down approximately 20% compared to last year’s third quarter.

Per vehicle depreciation cost of $315 per month in the third quarter of 2009 was approximately 3% lower than the comparable quarter of 2008, and 14% below the second quarter of 2009 as a result of improved residual values, longer hold periods, mix optimization and more effective remarketing. Direct vehicle and operating expenses and selling, general and administrative expenses were lower in the third quarter of 2009 compared to the same quarter in 2008 as a result of transaction declines and cost reduction initiatives. Interest expense for the third quarter of 2009 declined as debt was reduced by $873 million, or approximately 33%, from September 2008 levels.

S-1

As of September 30, 2009, we had $306 million in cash and cash equivalents and an additional $562 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations.

Outlook and Management’s Plans

We expect low single-digit declines in rental revenue during the fourth quarter of 2009, in line with our previously announced guidance for an annual decline in rental revenue of 8 to 10% for 2009 compared to 2008. We also expect to realize year-over-year improvements in rate per day and vehicle depreciation costs per unit per month during the fourth quarter of 2009. Our operating results in the fourth quarter of 2009 are expected to be significantly improved from the same period last year.

We expect the operating environment in 2010 to improve slightly as conditions in the overall economy and credit market continue to recover. We expect to realize single-digit growth in rental revenues in 2010, and believe fleet costs will be below $350 per unit per month throughout 2010.

Corporate Information

The Company is a Delaware corporation and is the successor to Pentastar Transportation Group, Inc., which was incorporated in 1989. Our principal office is located at 5330 East 31st Street, Tulsa, Oklahoma 74135, and our telephone number is (918) 660-7700. Our website is located at www.dtag.com. Our Internet address is included in this prospectus supplement only as a reference. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

S-2

THE OFFERING

Common stock we are offering:	5,750,000 shares.

Option to purchase additional shares:	We have granted the underwriters an option to purchase up to an additional 862,500 shares of our common stock.

Common stock to be outstanding after this offering:	27,621,237 shares.(1) (2)

Use of proceeds after expenses:	We intend to use the net proceeds from this offering for general corporate purposes. See the section below entitled “Use of Proceeds.”

Risk factors:

Investing in our common stock involves substantial risks. Before making an investment decision, you should carefully consider the risks described under the “Risk Factors” section of this prospectus supplement beginning on page S-6 and in the documents incorporated by reference herein, including the Annual Report and our quarterly report on Form 10-Q for the quarter ended September 30, 2009.

New York Stock Exchange listing:	DTG.

Dividend policy:

We have not paid cash dividends to stockholders since the completion of our initial public offering in December 1997. We intend to reinvest our earnings in our business and therefore do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy” below.

________________

(1) The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 21,871,237 shares of our common stock outstanding as of October 23, 2009.

(2) Unless otherwise indicated, the number of shares of our common stock presented in this prospectus supplement excludes (i) shares of common stock issuable pursuant to the exercise of the underwriters’ option to purchase additional shares of our common stock, (ii) 3,178,033 shares underlying outstanding stock options, restricted stock units (“RSUs”) and performance shares as of October 23, 2009 and (iii) 310,445 additional shares of common stock reserved for issuance under our equity compensation plans as of October 23, 2009.

S-3

SUMMARY FINANCIAL AND OPERATING DATA

We derived the following information from our audited consolidated financial statements as of and for the fiscal years ended December 31, 2006 through 2008, and unaudited consolidated financial statements as of September 30, 2009 and for the nine months ended September 30, 2008 and 2009. The following information should be read in conjunction with our financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, and our historical financial statements and related notes contained in our annual reports on Form 10-K, quarterly reports on Form 10-Q and other information on file with the SEC, as well as the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-K and Forms 10-Q incorporated by reference herein. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement entitled “Where You Can Find More Information.”

The summary consolidated statements of operations data for the nine months ended September 30, 2008 and 2009, and the consolidated balance sheet data as of September 30, 2009, are unaudited but include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. Results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for any other interim periods or for the year as a whole.

The as adjusted consolidated balance sheet data as of September 30, 2009 gives effect to the receipt of the estimated net proceeds of $134,774,625 from the sale of our common stock in this offering (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock) at an assumed public offering price of $24.81 per share (which was the last reported share price of our common stock on the NYSE on October 23, 2009), after deducting underwriting discounts and estimated offering expenses payable by us.

	Year Ended December 31,		Nine Months Ended September 30,
	2008	2007	2006	2009	2008
			(Unaudited)
	(In thousands, except for per share data)
Statements of Operations Data:
Revenues:
Vehicle rentals	$1,616,153	$1,676,349	$1,538,673	$1,143,172	$1,279,422
Other	81,840	84,442	122,004	57,755	63,462
Total revenues	1,697,993	1,760,791	1,660,677	1,200,927	1,342,884
Costs and Expenses:
Direct vehicle and operating	888,294	887,178	827,440	590,102	688,744
Vehicle depreciation and lease charges, net	539,406	477,853	380,005	345,206	406,667
Selling, general and administrative	213,734	230,515	259,474	153,751	160,281
Interest expense, net of interest income	110,424	109,728	95,974	73,630	82,891
Goodwill and long-lived asset impairment	366,822	3,719	—	644	350,144
Total costs and expenses	2,118,680	1,708,993	1,562,893	1,163,333	1,688,727
(Increase) decrease in fair value of derivatives	36,114	38,990	9,363	(20,023)	2,043
Income (loss) before income taxes	(456,801)	12,808	88,421	57,617	(347,886)
Income tax expense (benefit)	(116,379)	11,593	36,729	24,059	(79,642)
Net income (loss)	$ (340,422)	$ 1,215	$ 51,692	$ 33,558	$ (268,244)
Basic earnings (loss) per share	$ (15.93)	$ 0.05	$ 2.14	$ 1.55	$ (12.57)
Diluted earnings (loss) per share	$ (15.93)	$ 0.05	$ 2.04	$ 1.47	$ (12.57)

S-4

	December 31, 2008	September 30, 2009
	Actual	Actual	As Adjusted
		(Unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents(1)	$ 229,636	$ 205,986	$ 340,761
Cash and cash equivalents – required minimum balance(2)	—	100,000	100,000
Restricted cash and investments(3)	596,588	561,739	561,739
Revenue-earning vehicles, net	1,946,079	1,363,129	1,363,129
Total assets	3,238,181	2,549,350	2,684,125
Non-vehicle debt	178,125	158,125	158,125
Vehicle debt and other obligations	2,310,120	1,602,490	1,602,490
Total stockholders’ equity	214,716	263,025	397,800

________________

(1) Cash and cash equivalents include cash on hand and on deposit, including highly liquid investments with initial maturities of three months or less.

(2) Under our senior secured credit facilities, since February 2009 we have been required to maintain a minimum of $100 million at all times, of which $60 million is held in separate accounts with the collateral agent and pledged to secure payment of amounts outstanding under our term loan and letters of credit issued under our revolving credit facility. For more information, see our consolidated financial statements and notes thereto included in the documents incorporated by reference herein.

(3) Restricted cash and investments are restricted for the acquisition of vehicles and other specified uses under our rental car asset backed note indenture and other agreements. A portion of these funds is restricted due to the like-kind exchange tax program for deferred tax gains on eligible vehicle remarketing. As permitted by such indenture, these funds are primarily held in highly rated money market funds with investments that include corporate and banking obligations. For more information, see our consolidated financial statements and notes thereto included in the documents incorporated by reference herein.

S-5

RISK FACTORS

Investing in our common stock involves substantial risks. You should carefully consider the risks described below and in the Annual Report, and our quarterly report on Form 10-Q for the quarter ended September 30, 2009, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as other information included in the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The risks described below are not the only ones facing the Company. Additional risks not presently known to us or that we currently deem not material may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment in our common stock.

Risks Related to Our Business

In addition to the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements,” the following are important factors that could cause actual results or events to differ materially from those contained in any forward-looking statements that we made. In addition, risks that we do not know about could arise and issues we now view as minor could become more important. If we are unable to adequately address any of these risks, our results of operations, financial condition and prospects could be materially adversely affected.

Economic and Financial Market Conditions

Our results are dependent on general economic conditions in the U.S. and Canada, our principal markets, and on the U.S. automotive industry in particular. Adverse economic conditions have adversely affected our results in 2008 and 2009 and necessitated significant actions to mitigate their impact, including reductions in our rental fleet in response to declining demand and in our workforce. While the economic outlook for the remainder of 2009 and 2010 has improved somewhat, the timing and strength of a recovery remains uncertain, and we believe that consumer confidence and spending levels will remain at relatively low levels, including spending on leisure travel from which we derive a significant portion of our revenues.

Adverse economic conditions have also affected some of our customers and franchisees. For example, in 2008, one of our largest tour operator customers filed for bankruptcy. Additionally, some of our franchisees experienced financial challenges and a limited number of them either closed or consolidated their operations. These circumstances have resulted in reduced fee revenue to the Company and a potential for increased bad debt exposure. Depending on the timing and strength of a recovery, we may lose other customers or our franchisees may become unable to meet their payment obligations to us.

Liquidity Considerations

In 2009, our primary objective has been to preserve liquidity and enhance operating cash flow to ensure our flexibility to withstand continued adverse economic conditions in 2009 and the potential that these conditions could persist in 2010. The actions we have taken may not be adequate if economic conditions deteriorate further or do not improve in line with our expectations. In that event, we may need to take additional material actions, including further reductions in our fleet, that could in turn cause disruptions to our business, operations and prospects, which could in turn adversely affect our cash flow and liquidity.

Vehicle Financing Considerations

We depend on the capital markets for financing our vehicles using primarily asset backed medium term notes. We use cash and letters of credit under our bank loan facility to provide

S-6

enhancement collateral for these asset backed medium term notes. We expect to have substantial debt and debt service requirements in the foreseeable future.

During 2008, there were significant disruptions in the capital and credit markets that affected our access to financing. In 2008, one of our lines of credit was cancelled and another was not renewed. Our ability to borrow in the commercial paper markets was also affected, and in late 2008, we began borrowing under the liquidity facility that supports our commercial paper program because we were unable to access the commercial paper market. Market volatility and credit downgrades of the monoline or bond insurers that provide credit support for our medium term note obligations (“Monolines”) also effectively prevented our access to the asset backed medium term note market in 2009, and continued disruptions in that market could materially affect our vehicle financing plans for 2010 and beyond. Moreover, we amended our credit arrangements repeatedly in late 2008 and 2009 to address matters affecting our covenant compliance, the impact of the bankruptcy of Chrysler and potential events of bankruptcy relating to the Monolines. As a condition to some of these amendments, we had to reduce outstanding debt and agree to permanent reductions in the lending commitments of our counterparties. In the future, we may need to obtain additional amendments or waivers under our financing arrangements, and we cannot provide assurance that we will be able to obtain them on favorable terms or at all.  If a default were to occur under our financing arrangements, our lenders could be entitled to accelerate our repayment of outstanding debt and exercise their remedies against any collateral securing the debt, all of which would have a material adverse effect on our results, financial condition and prospects. An event of bankruptcy by one or more of the Monolines could also result in accelerating the payoff schedule of a portion or all of those notes.

Collateral requirements for our credit arrangements vary depending on whether the vehicle is a risk vehicle or is covered by a manufacturer's residual value program. We substantially increased the level of risk vehicles in our fleet in 2009 and expect that risk vehicles will account for more than 90% of our fleet in 2010. If the residual value of our risk vehicles declines significantly or we experience cumulative losses on disposition of a specified percentage of our fleet, we could be required to increase the monthly depreciation payments under our asset backed medium term notes during the remaining life of the vehicles, increase the level of collateral enhancement, or both. These payments would reduce our liquidity available for other purposes.

We believe that conditions in the asset backed medium term note market have improved during the third and fourth quarters of 2009 and that we would be able to refinance or replace our asset backed medium term notes with other debt upon their maturity or in the event of an early amortization. Based on recently completed rental car transactions in the asset backed medium term note market, we believe, however, that any refinancing would bear higher interest rates and require a substantially higher collateral enhancement rate than our current asset backed medium term notes. Our ability to provide increased collateral enhancement with respect to future debt will depend on the amount of operating cash and letters of credit available to us. In the event we are unable to meet these higher collateral requirements, we would be required to reduce the size of our financing and our operating fleet, which could in turn negatively affect our operations, results and prospects. In addition, our financing costs affect the amount we must charge our customers to be profitable. Interest rates on future debt issuances that exceed our current effective rates could adversely affect our results if we are unable to pass those costs through to our customers or if we lose customers to competitors due to increased rental rates.

Dependence on U.S. Automotive Industry

The U.S. automotive industry has been materially adversely affected by recessionary conditions in 2008 and 2009, with two of the three principal automotive manufacturers being forced to seek protection under the U.S. bankruptcy laws in order to restructure their operations. Historically, Chrysler has been our principal supplier and, while we have diversified our suppliers as part of our 2010 vehicle ordering cycle, we will remain highly dependent on the U.S. automotive industry with approximately 84% of our 2010 orders attributable to Ford, Chrysler Group and General Motors. It remains uncertain whether actions by these companies, coupled with the impact of federal assistance they have received and other governmental stimulus programs will be sufficient to withstand continued pressures on the U.S. automotive industry.

S-7

We have exposure to these manufacturers in three primary areas: their ability to manufacture and deliver vehicles to us in a timely manner for use in our operations; their ability to meet financial obligations to us for guaranteed residual value programs and other purchase-related incentives; and the level of residual values of their vehicles in the overall used vehicle market, which could be adversely impacted by negative public perception regarding their products or financial prospects and in turn affect our vehicle depreciation costs and collateral requirements. If any of these companies experiences continued financial difficulties, fails to meet its financial or supply obligations to us, or is forced to seek protection under applicable bankruptcy laws, our results, financial position, cash flow and prospects could be materially adversely affected.

Highly Competitive Nature of the Vehicle Rental Industry

The vehicle rental industry primarily consists of eight major brands, all of which compete intensely for rental customers based on price and service. The Internet has increased brand exposure and gives more details on rental prices to consumers and increases price competition, requiring companies to be highly competitive in pricing in order to attract consumers. In addition to consumer demand, pricing in the industry is significantly impacted by the size of the rental fleets and the supply of vehicles available to consumers in the market. While we have achieved improvements in our pricing as part of our strategic focus on return on assets in addition to the overall fleeting actions taken by the industry to balance supply with demand, we cannot provide assurance that we will continue to realize improved pricing or whether our attempts to do so will further adversely affect transaction days. A significant increase in the supply of rental vehicles available in the market due to fleet actions taken by our competitors, or actions by our competitors to significantly reduce their prices in order to increase market share could negatively affect our pricing and other operating plans in material ways and adversely affect our results and prospects.

Risks Relating to Event of Bankruptcy with Respect to the Monolines

Our obligations under our asset backed medium term notes are supported by the Monolines, which have faced significant financial challenges and credit downgrades as a result of constrained financial markets. The Monolines have undertaken significant restructuring actions, and the financial guaranty industry as a whole continues to face substantial pressures. An event of bankruptcy with respect to any of the Monolines could trigger an amortization of our obligations under the affected medium term notes, which would require a more rapid repayment of those notes, and could also (subject to certain conditions) result in cross-defaults under certain of our other financing agreements. Although conditions in the asset backed credit market have improved in recent months, there is no assurance that those conditions will continue or that we would be able to access the markets in a timely manner in order to refinance the affected notes, and if we are unable to do so, we would need to take immediate action to preserve our operations. These actions could include further extending the holding period of our vehicles to maximize their useful life prior to sale, as well as further reductions of our operations and workforce. These and other actions we may take may not be successful to enable us to meet our obligations under the affected notes and, even if successful, they would likely have an adverse affect on our results and cash flow available to fund ongoing operations. If we curtailed our operations, our ability to compete effectively would also be adversely affected.

Exposure to Vehicle Remarketing Risk

We have retained the used car market value risk on approximately 90% of our vehicles during 2009 and expect that risk vehicles will account for more than 90% of our fleet in 2010. The depreciation costs for these vehicles are highly dependent on used car prices at the time of sale, requiring us to make assumptions regarding the age and mileage of the vehicles at the time of disposal, as well as the general used vehicle auction market. We sell risk vehicles through auctions, third party resellers and other channels, which may not produce stable used vehicle pricing in the future. The costs of our risk vehicles may be materially affected by the relative strength of the used car market, particularly the market for one to two year old used cars.

S-8

A decline in the prices at which we sell risk vehicles could have an adverse impact on our fleet holding costs and results of operations. In 2008, the used car market experienced significant volatility and an overall decline in residual values, including many types of vehicles in our fleet. While the market has begun to stabilize, the strength of any further recovery in prices remains speculative. In the event of renewed pricing pressure, our results could be materially and adversely affected. Operating more risk vehicles could also have a negative impact on the vehicle utilization and profitability if we are unable or elect not to sell those vehicles in periods of weaker rental demand.

Like-Kind Exchange Program

We use a like-kind exchange program for our vehicles where we dispose of our vehicles and acquire replacement vehicles in such a way that we defer the gain on these dispositions for tax purposes. The use of this like-kind exchange program has allowed us to defer a material amount of federal and state income taxes beginning in 2002. In order to obtain the benefit of the deferral of the gains on disposal of our vehicles, we must acquire replacement vehicles within a specified time frame, and must also maintain or increase the overall size of our fleet comparable to the prior tax year. Our ability to defer the gains on the disposition of our vehicles under our like-kind exchange program will be affected by the recent significant downsizing of our fleet. We plan to utilize our existing net operating loss (“NOL”) carryforward to offset these gains, although we project that taxable gains will exceed the available NOL carryforward and result in cash tax payments for the 2009 tax year, an estimate of which has been reflected in taxes payable in the consolidated financial statements. Projection of the results of the like-kind exchange process is complex, requires numerous assumptions and is not subject to precise estimation. Actual results depend upon future sale and purchase transactions extending up to 180 days after year-end and actual results may differ from current projections. Additional material cash tax liabilities may be incurred in 2010 and beyond, depending on future vehicle purchase and sale transactions.

Dependence on Air Travel

We get approximately 90% of our rental revenues from airport locations and airport arriving customers. The number of airline passengers has a significant impact on our business. Mergers and acquisitions in the airline industry, airline restructuring through bankruptcy, and continued challenging economic conditions are causing airlines to further reduce flight schedules which could adversely impact the number of airline passengers. The airline industry has also faced considerable challenges in light of current global economic conditions and an overall decline in air travel. So far in 2009, airline enplanements have decreased approximately 6%. A further significant reduction in airline passengers or any event that significantly disrupts air travel could negatively impact our results.

Concentration in Leisure Destinations

We have a significant presence in key leisure destinations and earn a large portion of our revenue from these markets. Rental revenue from Florida, Hawaii, California and Texas represented approximately 56% of our total rental revenue for the nine months ended September 30, 2009. The severe decline in consumer spending in recent periods has materially adversely affected leisure travel and can be expected to continue to do so in the foreseeable future. Reductions in leisure travel resulting from natural disasters, terrorist acts, or other factors could also have a material adverse impact on our results.

Seasonality

Our business is subject to seasonal variations in customer demand, with the summer vacation period representing the peak season for vehicle rentals. In 2009, the second and third quarters were adversely affected by low levels of consumer confidence and spending. Any event that disrupts rental activity, fleet supply, or industry fleet capacity during these quarters could have a disproportionately material adverse effect on our liquidity, our cash flows and/or our results of operations in those periods and for the full year.

S-9

Customer Surcharges

In almost every state, we recover various costs associated with the title and registration of our vehicles and, where permitted, the concession cost imposed by airport authorities or the owners and/or operators of the premises from which our vehicles are rented. Consistent with industry-wide business practices, we separately state these additional surcharges in our rental agreements and invoices and disclose the existence of these surcharges to customers together with an estimated total price, inclusive of these surcharges, in all distribution channels. This standard practice complies with the Federal Trade Commission Act and has been upheld by several courts. However, there are several legislative proposals in certain states that, if enacted, would define which surcharges are permissible and establish calculation formulas that may differ from the manner in which we set our surcharges.

Enactment of any of these proposals could restrict our ability to recover all of the surcharges we currently charge and may have a material adverse impact on our results of operations.

Laws and Regulations

We are subject to a wide variety of laws and regulations in the U.S. and Canada and other jurisdictions in which we operate, and changes in the level of government regulation of our business have the potential to materially alter our business practices or our profitability. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new laws and regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official.

Optional insurance products, including supplemental liability insurance, personal accident insurance and personal effects protection, we offer to renters providing various insurance coverages in our domestic vehicle rental operations are regulated under state laws governing the licensing of such products. Any changes in U.S. or foreign law that change our operating requirements with respect to optional insurance products could increase our costs of compliance or make it uneconomical to offer such products, which would lead to a reduction in revenue. If customers decline to purchase supplemental liability insurance products through us as a result of any changes in these laws or otherwise, our results of operations could be materially adversely affected.

Fuel Costs

Prices for petroleum-based products, including gasoline, have experienced significant volatility in recent periods and affected automotive travel patterns in material ways. A variety of factors, including the current economic environment and geopolitical unrest in oil-producing nations, could cause further price volatility. Limitations in fuel supplies or significant increases in fuel prices could have an adverse effect on our financial condition, results of operations and cash flows, either by directly discouraging customers from renting cars, causing a decline in airline passenger traffic, or increasing our operating costs, if these increased costs cannot be passed through to our customers.

Dependence on Internet Sales

The Internet has had a significant impact on the way travel companies get reservations. For the calendar year 2008 and for the nine months ended September 30, 2009, we received 76% and 78% of our non-tour reservations from the Internet, respectively, with 44% and 46%, respectively, coming from our own Internet Web sites, dollar.com and thrifty.com. The remaining portion of non-tour reservations derived from the Internet were provided by third party sites. No single third party site provides more than 10% of our non-tour reservations. Future changes in the way travel is sold over the Internet or changes in our relationship with third party Internet sites could result in reduced reservations from one or more of these sites and less revenue.

S-10

Liability Insurance Risk

We are exposed to claims for personal injury, death and property damage resulting from accidents involving our rental customers and the use of our cars. In 2008, we maintained the level of self-insurance of $5.0 million per occurrence, plus a self-insured corridor of $1.0 million per occurrence for losses in excess of $5.0 million, with an aggregate limit of $7.0 million for this corridor, and maintain the level of self-insurance for general and garage liability of $5.0 million. In 2009, we increased the level of self-insurance from $5.0 million to $7.5 million per occurrence. We maintain insurance coverage for liability claims above these self-insurance levels. We self-insure for all losses on supplemental liability insurance policies sold to vehicle rental customers. A significant change in amount and frequency of uninsured liability claims could negatively impact our results.

Litigation Relating to the Constitutionality of the Removal of Vicarious Liability

The federal Highway Bill removed unlimited vicarious liability for vehicle rental and leasing companies, limiting exposure to state minimum financial responsibility amounts. Before vicarious liability was removed, the owner of a vehicle in certain states would be liable for acts by vehicle drivers even though the vehicle owner was not directly responsible. This federal law supersedes all state laws on vicarious liability for automobile lessors. Since the Highway Bill became law, its constitutionality has been challenged in some state courts, including subsequent appeals. If these provisions of the Highway Bill were overturned, we would be subject to significant exposure to insurance liabilities and higher insurance costs, which would materially impact our results.

Environmental Regulations

We are subject to numerous environmental regulatory requirements related to the ownership, storage or use of petroleum products such as gasoline, diesel fuel and new and used motor oil; the treatment or discharge of waste waters; and the generation, storage, transportation and off-site treatment or disposal of waste materials. We have made, and expect to continue to make, expenditures to comply with environmental laws and regulations. These expenditures may be material to our financial position, results of operations and cash flows. We have designed programs to maintain compliance with applicable technical and operational requirements, including leak detection testing of underground storage tanks, and to provide financial assurance for remediation of spills or releases. However, we cannot be certain that our programs will guarantee compliance with all regulations to which we are subject.

Environmental legislation and regulations and related administrative policies have changed rapidly in recent years. There is a risk that governmental environmental requirements, or enforcement thereof, may become more stringent in the future and that we may be subject to additional legal proceedings brought by government agencies or private parties for environmental matters. In addition, there may be additional locations of which we are currently unaware at which wastes generated by us may have been released or disposed. In the future, these locations may become the subject of cleanup for which we may be liable, in whole or part. Accordingly, there can be no assurance that the Company’s future environmental liabilities will not be material to the Company’s consolidated financial position or results of operations or cash flows.

Dependence on Outsourcing Arrangements

We have an agreement with Electronic Data Systems Corporation, a Hewlett Packard company, and EDS Information Systems, L.L.C., also an HP company (collectively, “EDS”) to handle the majority of our information technology (“IT”) services. If EDS fails to meet our required IT needs due to a lack of technical ability or financial condition or otherwise, we may suffer a loss of business functionality and productivity, which would adversely affect our results. Additionally, if there is a disruption in our relationship with EDS, we may not be able to secure another IT supplier to adequately meet our IT needs on acceptable terms, which could result in performance issues and a significant increase in costs.

S-11

Dependence on Communication Networks and Centralized Information Systems

We heavily rely on information systems to conduct our business specifically in the areas of reservations, rental transaction processing, fleet management and accounting. We have centralized information systems in disaster resistant facilities maintained by EDS in Tulsa, Oklahoma and we rely on communication service providers to link our system with the business locations these systems serve. A failure of a major system, or a major disruption of communications between the system and the locations it serves, could cause a loss of reservations, slow the rental transaction processing, interfere with our ability to manage our fleet and otherwise materially adversely affect our ability to manage our business effectively. Our systems back-up plans, continuity plans and insurance programs are designed to mitigate such a risk, but not to eliminate it.

Our systems contain personal information about our customers, our failure to maintain the security of the data we hold, whether the result of our own error or that of others, could harm our reputation or give rise to legal liabilities resulting in a material adverse effect on our results of operations or cash flows.

Potential for Impairment of Long-Lived Assets

A significant decline in operations on both an individual location and overall company basis could indicate that certain long-lived assets are impaired. We will continue to test our long-lived assets for potential impairment and may be required to write down a portion or all of the remaining long-lived assets, comprising property and equipment and software totaling approximately $119 million at September 30, 2009.

Risks Related to our Common Stock and this Offering

Our stock price has historically been volatile.

Our common stock has experienced significant price and volume fluctuations. For example, during the period from January 1, 2007 to October 23, 2009, the closing sales price for one share of our common stock reached a high of $53.00 and a low of $0.62. A variety of factors may have a significant effect on our stock price, including:

•	our quarterly or annual earnings or those of others in the rental car industry;
•	actual or anticipated fluctuations in our results of operations;
•	announcements by us or our competitors of significant acquisitions or dispositions;
•	actions of our competitors;
•	changes in earnings estimates by analysts or our ability to meet those estimates;
•	changes in accounting standards, principles or interpretations;
•	governmental and other efforts to revitalize the U.S. automotive industry;
•	government regulations;
•	airline and other travel patterns;
•	costs of acquiring and disposing of automobiles and the status of the used car market;
•	public perceptions as to the quality of our fleet;
•	volatility in gasoline prices;
•	our ability to obtain cost-effective financing;

S-12

•	our ability to comply with covenants under our financing agreements or to obtain amendments or waivers, if necessary;
•	sales by us of our common stock or debt securities;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;
•	foreign currency fluctuations; and
•	overall market fluctuations and general economic conditions.

Since the second half of 2007, the stock markets in general have experienced significant volatility that has at times been unrelated to the operating performance of particular companies or sectors. These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress our stock price.

In connection with this offering, we are restricted from issuing additional shares of common stock, subject to specified exceptions, for a period of 90 days from the date of this prospectus supplement. Additionally, our directors and executive officers have agreed not to sell or otherwise dispose of any of their shares, subject to specified exceptions, for a period of 90 days from the date of this prospectus supplement. Exceptions to these lock-up agreements are described below under “Underwriting.”

Sales of substantial amounts of our common stock after this offering, or the perception that we may issue substantial amounts of common stock, may adversely affect the price of our common stock and impair our ability to raise capital through the sale of additional equity securities. In addition, the issuance of restricted common stock or common stock upon exercise of any outstanding option or settlement of outstanding RSUs would be dilutive, and may cause the market price for a share of our common stock to decline. As of October 23, 2009, we had 21,871,237 shares of common stock outstanding. We also had, as of October 23, 2009, (i) outstanding options to purchase 2,480,361 shares of common stock with a weighted-average exercise price of $6.57 per share and (ii) RSUs and performance shares covering 697,672 shares of our common stock, some of which remain subject to vesting restrictions. Outstanding options may be exercised if the market price of our common stock exceeds the applicable exercise price. We may issue additional common stock or restricted securities in the future as part of our employee or director compensation or financing activities and any such issuances may have a dilutive effect on existing shareholders.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering that we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

Provisions in Delaware law, our certificate of incorporation and by-laws and certain compensation plans that we have entered into may prevent or delay a change of control.

Provisions of our certificate of incorporation and fourth amended and restated by-laws (together, our “Charter Documents”), as well as provisions of Delaware law, could discourage, delay or prevent an acquisition or other change of control of the Company, even if such a change of control would be beneficial to our stockholders. These provisions could also discourage proxy contents and make it more difficult for you and other stockholders to elect directors and take other corporate actions.

S-13

As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if such acquisition proposal or tender offer is at a price above the then-current market price for our common stock. These provisions of our Charter Documents include:

•

the authority of our board of directors to issue up to 10,000,000 shares of preferred stock and to determine the price, designations, powers, preferences, rights, qualifications, limitations and restrictions applicable to the shares of any series of such preferred stock, without stockholder approval;

•	special meetings of the stockholders may be called only by the chairman of the board of directors or the board of directors;
•

the requirement that stockholders follow specified advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our Charter Documents; and

•	no cumulative voting.

In addition, (i) certain of our compensation, incentive and retirement plans contain provisions providing for accelerated vesting of stock options and other rights in the event of specified changes of control and (ii) certain events regarding a change of control will constitute an event of default under provisions of our senior secured credit facilities, each of which may also have the effect of delaying or preventing a change of control.

We are also subject to certain provisions of the Delaware General Corporation Law, which limit our ability to enter into business combination transactions with 15% or greater stockholders that our board of directors has not approved. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation with our board of directors. These provisions may apply even if some stockholders may consider the transaction beneficial. See “Description of Capital Stock” below.

S-14

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 5,750,000 shares of our common stock in this offering, assuming a public offering price of $24.81 per share of our common stock (which was the last reported sale price of our common stock on the NYSE on October 23, 2009), after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $134,774,625 (or $155,103,319 if the underwriters exercise in full their option to purchase additional shares of our common stock). We intend to use the net proceeds from this offering for general corporate purposes. It is possible that, based on market conditions, we may increase or decrease the number of shares offered hereby.

S-15

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NYSE under the symbol “DTG.” The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices per share of our common stock on the NYSE.

	High	Low
Fiscal Year Ended December 31, 2007
First Quarter	$53.00	$44.70
Second Quarter	50.97	39.85
Third Quarter	41.50	28.42
Fourth Quarter	36.95	23.27
Fiscal Year Ended December 31, 2008
First Quarter	26.02	11.58
Second Quarter	15.47	9.45
Third Quarter	6.59	1.93
Fourth Quarter	1.99	0.77
Fiscal Year Ending December 31, 2009
First Quarter	1.60	0.62
Second Quarter	14.14	1.29
Third Quarter	25.84	13.80
Fourth Quarter (through October 23, 2009)	27.23	22.94

As of October 22, 2009, there were approximately 5,600 holders of record of our common stock. On October 23, 2009, the last reported sale price of our common stock on the NYSE was $24.81 per share.

DIVIDEND POLICY

We have not paid cash dividends to stockholders since the completion of our initial public offering in December 1997. We intend to reinvest our earnings in our business and therefore do not anticipate paying any cash dividends in the foreseeable future. In addition, under the terms of our senior secured credit facilities, the payment of cash dividends by us is prohibited. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors that our board of directors may deem relevant.

S-16

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents, total debt and other obligations and capitalization as of September 30, 2009:

•	on an actual basis, and
•

on an as adjusted basis to give effect to the receipt of the estimated net proceeds of $134,774,625 from the sale of our common stock in this offering (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock) at an assumed public offering price of $24.81 per share (which was the last reported sale price of our common stock on the NYSE on October 23, 2009), after deducting underwriting discounts and estimated offering expenses payable by us.

You should read the data set forth in the table below in conjunction with (i) our audited consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from the Annual Report and (ii) our unaudited condensed consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our quarterly reports on Form 10-Q for the three months ended March 31, 2009, the three and six months ended June 30, 2009 and the three and nine months ended September 30, 2009, each of which is incorporated by reference into this prospectus supplement.

	As of September 30, 2009
	Actual	As Adjusted(1)(2)
	(In thousands)
	(Unaudited)
Cash and cash equivalents(3)	$ 205,986	$ 340,761
Cash and cash equivalents – required minimum balance(4)	100,000	100,000
Restricted cash and investments(5)	561,739	561,739
Total cash	$ 867,725	$1,002,500

Non-vehicle debt	$ 158,125	$ 158,125
Vehicle debt and other obligations	1,602,490	1,602,490
Total debt and other obligations	1,760,615	1,760,615

Stockholders’ equity:
Preferred stock, par value $0.01, 10,000,000 shares authorized; none issued, actual and as adjusted	—	—
Common stock, par value $0.01, 50,000,000 shares authorized; 28,277,643 issued and 21,862,737 outstanding, actual and 34,027,643 issued and 27,612,737 outstanding, as adjusted	282	340
Additional capital	809,496	944,213
Retained earnings (deficit)	(298,353)	(298,353)
Accumulated other comprehensive loss	(20,831)	(20,831)
Treasury stock, at cost (6,414,906 shares, actual and as adjusted)	(227,569)	(227,569)
Total stockholders’ equity	263,025	397,800
Total capitalization	$2,023,640	$2,158,415

________

(1) Reflects the issuance of 5,750,000 shares of our common stock at an assumed price per share of $24.81 (which was the last reported sale price of our common stock on the NYSE on October 23, 2009) for total consideration of $142,657,500 less underwriting discounts and estimated offering expenses of $7,882,875 for net proceeds from the offering of $134,774,625.

S-17

(2) A $1.00 increase (decrease) in the assumed public offering price of $24.81 (which was the last reported sale price of our common stock on the NYSE on October 23, 2009) per share would increase (decrease) total shareholders’ equity by $5,463,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. A 10%, or 575,000 share, increase in the number of shares of common stock offered by us, to a total of 6,325,000 shares, together with a concomitant $1.00 increase in the assumed offering price of $24.81 per share, would increase total shareholders’ equity by approximately $19,561,000. Similarly, a 10%, or 575,000 share, decrease in the number of shares of common stock offered by us, to a total of 5,175,000 shares, together with a concomitant $1.00 decrease in the assumed offering price of $24.81 per share, would decrease total shareholders’ equity by approximately $18,469,000. The as adjusted information presented above is illustrative only. Our actual post-offering capitalization will depend on the actual public offering price and size of this offering.

(3) Cash and cash equivalents include cash on hand and on deposit, including highly liquid investments with initial maturities of three months or less.

(4) Under our senior secured credit facilities, since February 2009 we have been required to maintain a minimum of $100 million at all times, of which $60 million is held in separate accounts with the collateral agent and pledged to secure payment of amounts outstanding under our term loan and letters of credit issued under our revolving credit facility. For more information, see our consolidated financial statements and notes thereto included in the documents incorporated by reference herein.

(5) Restricted cash and investments are restricted for the acquisition of vehicles and other specified uses under our rental car asset backed note indenture and other agreements. A portion of these funds is restricted due to the like-kind exchange tax program for deferred tax gains on eligible vehicle remarketing. As permitted by such indenture, these funds are primarily held in highly rated money market funds with investments that include corporate and banking obligations. For more information, see our consolidated financial statements and notes thereto included in the documents incorporated by reference herein.

S-18

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus supplement, our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of October 23, 2009, there were 28,286,143 shares of common stock issued, of which 21,871,237 were outstanding. In addition, as of October 23, 2009, there were 2,480,361 shares of common stock issuable upon exercise of outstanding stock options, 697,672 shares of common stock deliverable under outstanding RSUs and performance share grants and 310,445 additional shares of common stock reserved for issuance under our equity compensation plans. As of the date hereof, there are no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the provisions of our Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This information is qualified entirely by reference to the applicable provisions of our Charter Documents and the DGCL. For information on how to obtain copies of our Charter Documents, see “Where You Can Find More Information.”

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders may not be able to elect directors on the basis of their votes alone. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then-outstanding shares of preferred stock. Except as otherwise provided by-law, amendments to our certificate of incorporation must be approved by a majority of the voting power of the common stock.

Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive rights to purchase additional shares of common stock and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation provides that our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions applicable to any series of such preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of a series, without further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change of control of the Company, which could have a depressive effect on the market price of our common stock. We have no present plan to issue any shares of preferred stock.

S-19

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

Certain provisions of Delaware law and our Charter Documents could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, as well as the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Takeover Statute. We are subject to section 203 of the DGCL. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless:

•	prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested shareholder) those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include:

•	any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with the interested stockholder;
•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect directly or indirectly of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, section 203 defines an interested stockholder as any individual or entity (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) owns 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder (and the affiliates and associates of such person).

S-20

Charter Documents. Provisions in our Charter Documents provide:

•

for the authority of our board to issue up to 10,000,000 shares of preferred stock and to determine the price, designations, powers, preferences, rights, qualifications, limitations and restrictions applicable to the shares of any series of such preferred stock, without stockholder approval;

•	that special meetings of the stockholders may be called only by the chairman of the board of directors or the board of directors;
•

that stockholders follow specified advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our certificate of incorporation or by-laws; and

•	for no cumulative voting.

These and other provisions contained in our Charter Documents could delay or discourage some types of transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares over then-current prices, and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Limitation of Directors’ Liability and Indemnification of Directors, Officers and Others

Our certificate of incorporation provides that a director will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for paying a dividend or approving a stock repurchase or redemption in violation of section 174 of the DGCL; or
•	for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we will indemnify our directors and officers and have the right to indemnify our employees and other agents, to the fullest extent provided by Delaware law, against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents of the Company or of another entity at the request of the Company (other than liabilities arising from actions not taken in good faith or conduct that the person had reasonable cause to believe was unlawful) and that we will advance expenses incurred by indemnified individuals as a result of any proceeding against them as to which they are entitled to be indemnified.

We have also entered into indemnification agreements with certain of our directors and executive officers that provide for indemnification by us of such directors and executive officers to the fullest extent permitted by our certificate of incorporation (including payment of expenses in advance of final disposition of a proceeding).

We maintain standard policies of insurance under which coverage is provided (i) to our directors and officers against loss arising from claims by reason of breach of duty or other wrongful act, while acting in their capacity as directors or officers of the Company, and (ii) to the Company with respect to payments which may be made by us to such officers and directors pursuant to any indemnification provision contained in our certificate of incorporation or otherwise as a matter of law. Pursuant to the

S-21

indemnification agreements referred to above, we have agreed to provide certain directors and executive officers with directors’ and officers’ insurance coverage both during and, with regard to matters occurring during their employment, after the termination of their employment. We also have directors’ and officers’ insurance against certain liabilities.

Our Stockholders’ Rights Plan Has Expired

Our stockholders’ rights plan, which is further described in the Annual Report, expired on August 3, 2009. The rights were neither redeemed nor exchanged prior to expiration, and lapsed in connection with the expiration of the plan.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is P.O. Box 43070, Providence, Rhode Island 02940-3070, and its telephone number is (800) 962-4284.

S-22

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a beneficial owner that is a “Non-U.S. Holder,” other than a Non-U.S. Holder that owns, or has owned, actually or constructively, more than 5% of our common stock. Except as otherwise modified for U.S. federal estate tax purposes, a “Non-U.S. Holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	nonresident alien individual, other than a former citizen or resident of the United States subject to tax as an expatriate;
•	foreign corporation; or
•	foreign estate or trust.

A “Non-U.S. Holder” does not include a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of disposition of our common stock. Such an individual is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our common stock.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and partners in such partnerships are urged to consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of our common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under U.S. federal gift tax laws or under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisers with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

As discussed under “Dividend Policy” in this prospectus supplement, we do not currently expect to pay dividends. In the event that we do pay dividends, any such dividends treated as dividends for U.S. federal income tax purposes (i.e., any distributions of cash or other property paid out of our current or accumulated earnings and profits) paid to a Non-U.S. Holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an Internal Revenue Service Form W-8BEN or an acceptable substitute form certifying its entitlement to benefits under a treaty.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if dividends paid to the Non-U.S. Holder are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide us with a properly executed Internal Revenue Service Form W-8ECI or an acceptable substitute form in order to claim an exemption from withholding. A corporate non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

S-23

Gain on Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, or
•

the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

The Company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of our common stock may be effectively connected with the conduct of a trade or business in the United States are urged to consult their own tax advisers with respect to the U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax in the case of a corporate Non-U.S. Holder.

Proposed Legislation

The Obama Administration has recently proposed legislation that would limit the ability of non-U.S. investors to claim the exemption from U.S. withholding tax in respect of dividends paid on the common stock, if such investors hold the common stock through a non-U.S. intermediary that is not a “qualified intermediary.” The Administration’s proposals also would limit the ability of certain non-U.S. entities to claim relief from U.S. withholding tax in respect of dividends paid to such non-U.S. entities unless those entities have provided documentation of their beneficial owners to the withholding agent. A third proposal would impose a 20% withholding tax on the gross proceeds of the sale of common stock effected through a non-U.S. intermediary that is not a qualified intermediary and that is not located in a jurisdiction with which the United States has a comprehensive income tax treaty having a satisfactory exchange of information provision. A non-U.S. investor generally would be permitted to claim a refund to the extent any tax withheld exceeded the investor’s actual tax liability. The full details of these proposals have not yet been made public, although the Administration’s summary of these proposals generally indicates that they are not intended to disrupt ordinary and customary market transactions. It is unclear whether, or in what form, these proposals may be enacted. Non-U.S. Holders are encouraged to consult with their tax advisers regarding the possible implications of the Administration’s proposals on their investment in respect of the common stock.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends on our common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of our common stock and the Non-U.S. Holder may be subject to U.S. backup withholding on dividend payments on our common stock or on the proceeds from a sale or other disposition of our common stock. The certification procedures required to claim a reduced rate of withholding under a treaty described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

S-24

Federal Estate Tax

Individual Non-U.S. Holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty, our common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

S-25

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares of our common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are the representatives of the underwriters (the “Representatives”).

Underwriters	Number of Shares
Goldman, Sachs & Co. ..............................................................................
J.P. Morgan Securities Inc. ........................................................................
Total ................................................................................................	5,750,000

The underwriters are committed to take and pay for all of the shares of our common stock being offered, if any are taken, other than the shares of our common stock covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares of our common stock than the total number set forth in the table above, the underwriters have an option to buy up to an additional 862,500 shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 862,500 additional shares of our common stock.

	No Exercise	Full Exercise
Per Share............................................................................	$	$
Total...................................................................................	$	$

Shares of our common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares of our common stock sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the initial public offering price. If all the shares of our common stock are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares of our common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our directors and executive officers have agreed that, during the period beginning on the date hereof and continuing until the date 90 days after the date of this prospectus supplement, and subject to limited exceptions, neither we nor they will, without the prior consent of the Representatives, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock (or, with respect to us, other securities that are substantially similar to our common stock), or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock (or, with respect to us, represent the right to receive securities substantially similar to our common stock), or engage in any hedging or other transaction which is designed to, or which reasonably could be expected to lead to or result in a sale or disposition of shares of our common stock even if such shares would be disposed of by someone other than us or our directors and executive officers.

With respect to us, the foregoing paragraph shall not apply to (i) issuances of shares of our common stock pursuant to equity compensation plans existing on, or upon the conversion, exercise or exchange of any option or convertible or exchangeable securities outstanding as of, the date hereof and (ii) the sale and issuance of the common stock in this offering.

S-26

With respect to our directors and executive officers, the foregoing paragraph shall not apply to (i) transfers of shares of our common stock as a bona fide gift or gifts or by will or intestacy, provided that each donee, transferee or distributee thereof agrees to be bound in writing by the restrictions as described herein, (ii) transfers of shares of our common stock to any trust for the direct or indirect benefit of such director or executive officer or the immediate family of such director or executive officer, provided that the trustee of the trust agrees to be bound in writing by the restrictions as described herein, and provided further, that any such transfer shall not involve a disposition for value or (iii) transfers of our common stock pursuant to a written contract, instruction or plan complying with Rule 10b5-1 under the Exchange Act and previously provided to the Representatives, provided that such plan has been entered into prior to the date of this prospectus supplement and is not amended or modified during the 90-day restricted period.

In addition, our directors and executive officers are permitted during the 90-day restricted period (a) to exercise any options or other rights which would otherwise expire during the 90-day restricted period granted under equity incentive plans existing as of the date of this prospectus supplement (including on a cashless exercise basis) and (b) to dispose of to us (1) a portion of any shares of our common stock that vest during the 90-day restricted period pursuant to the terms of any such plan for the purposes of tax withholding or as payment of consideration for such exercise or vesting, or (2) a portion of any shares of our common stock obtained during the 90-day restricted period as a result of the exercise of such options or other rights described in clause (a) above for the purposes of tax withholding or as payment of consideration for such exercise or vesting, provided that, other than with respect to such dispositions to us for tax withholding, the shares of our common stock received by such director or executive officer pursuant to any such exercise or vesting will remain subject to the foregoing restrictions during the 90-day restricted period.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares of our common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares of our common stock pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of our common stock sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

S-27

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $750,000.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received, or will receive, customary fees and expenses. The underwriters may, from time to time in the future, engage in transactions with, and perform services for, us in the ordinary course of their business.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares of our common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our common stock to the public in that Relevant Member State at any time:

(a)        to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)        to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)        to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)        in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)        it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

S-28

(b)        it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed for or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of notes and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

S-29

VALIDITY OF COMMON STOCK

Certain legal matters relating to the issuance of the shares of common stock will be passed upon for us by Vicki J. Vaniman, Executive Vice President, General Counsel and Secretary of the Company, and by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. As of October 23, 2009, Ms. Vaniman beneficially owned 29,962 shares of the Company’s common stock and options to acquire 159,947 shares of the Company’s common stock, none of which had vested as of October 23, 2009. The validity of the shares of common stock offered hereby will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from Dollar Thrifty Automotive Group, Inc.’s annual report on Form 10-K, and the effectiveness of internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference in this prospectus supplement. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2009 and 2008, June 30, 2009 and 2008, and September 30, 2009 and 2008, which is incorporated by reference in this prospectus supplement, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009 and incorporated by reference in this prospectus supplement, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

S-30

PROSPECTUS

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

$500,000,000

Common Stock

Preferred Stock

Debt Securities

___________________

We may from time to time offer to sell shares of our common stock, par value $.01 per share, shares of our preferred stock, par value $.01 per share, or debt securities, separately or together, in one or more offerings up to $500,000,000. This prospectus describes some of the general terms that may apply to these securities. Each time securities are sold using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Shares of our common stock are listed on the New York Stock Exchange under the symbol “DTG.” On October 23, 2009, the last reported sale price of the shares of our common stock on the New York Stock Exchange was $24.81 per share.

___________________

Investing in our common stock involves risks. You should carefully consider the risk factors described under the heading “Risk Factors” beginning on page 1 of this prospectus, our reports filed with the Securities and Exchange Commission and in the applicable prospectus supplement.

___________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

___________________

The date of this prospectus is October 26, 2009.

TABLE OF CONTENTS

Page

About this Prospectus	ii
Cautionary Statement Concerning Forward-Looking Statements	iii
The Company	1
Risk Factors	1
Ratio of Earnings to Fixed Charges	2
Use of Proceeds	2
Description of Capital Stock	3
Description of Debt Securities	6
Plan of Distribution	9
Legal Matters	10
Experts	10
Where You Can Find More Information	11
Incorporation of Certain Documents by Reference	12

___________________

We have not authorized anyone to give any information or make any representation about the offering that is different from, or in addition to, that contained in this prospectus, the related registration statement or any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, we may offer the securities described in this prospectus from time to time in one or more offerings, up to a maximum aggregate offering price of $500,000,000. The types of securities that we may offer to sell from time to time pursuant to this prospectus are shares of common stock, shares of preferred stock and debt securities.

This prospectus only provides you with a general description of the securities to be offered. Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we propose to sell;
•	the initial public offering price of the securities;
•	the names of any underwriters or agents to or through which we will sell the securities;
•	any compensation of those underwriters or agents; and
•	information about any securities exchanges or automated quotations systems on which the securities will be listed or traded.

In addition, a prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”

References in this prospectus to the “Company,” “we,” “us” or “our” refer to Dollar Thrifty Automotive Group, Inc. and its subsidiaries, unless the context otherwise requires. Dollar Rent A Car, Inc., the Dollar brand and DTG Operations, Inc. operating under the Dollar brand are individually and collectively referred to hereafter as “Dollar.” Thrifty, Inc., Thrifty Rent-A-Car System, Inc., Thrifty Car Sales Inc., the Thrifty brand and DTG Operations, Inc. operating under the Thrifty brand are individually and collectively referred to hereafter as “Thrifty.”

ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in the light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. These forward-looking statements should be considered in light of the information included in this prospectus, including the information under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended September 30, 2009.

These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and the Company assumes no obligation to update them. Risks and uncertainties that could materially affect future results include:

•

the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial markets, constrained credit markets and concerns about global economic prospects, which have continued to depress consumer confidence and spending levels and could affect the ability of our customers to meet their payment obligations to us;

•	whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stimulate economic growth will be successful;

•	the effectiveness of other actions we take to manage costs and liquidity and whether further reductions in the scope of our operations will be necessary;

•

our ability to obtain cost-effective financing as needed (including replacement of asset backed medium term notes and other indebtedness as it comes due) without unduly restricting operational flexibility, particularly if global economic conditions and credit markets fail to improve;

•

our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of any required amendments or waivers, such as potential reductions in lender commitments;

•	whether efforts to revitalize the U.S. automotive industry are successful, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers;

•	the impact of pricing and other actions by competitors;

•

our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to any of the monoline insurers that provide credit support for our asset backed financing structures;

•	the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used car market on our ability to reduce our fleet capacity as and when projected by our plans;

iii

•

the potential for significant cash tax payments in 2009 and 2010 as a result of the reduction in our fleet size and the resulting impact of our inability to defer gains on the disposition of our vehicles under our like-kind exchange program;

•

our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly in light of the significant increase in the level of Non-Program Vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used car market;

•	the impact of our strategy to increase holding periods for vehicles in our fleet, including potential adverse customer perceptions of the quality of our fleet and increased servicing costs;

•	airline travel patterns, including disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions;

•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;

•	volatility in gasoline prices;

•	access to reservation distribution channels;

•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;

•	the cost of regulatory compliance and the outcome of pending litigation; and

•	the impact of natural catastrophes and terrorism.

iv

THE COMPANY

Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma and has two value rental car brands, Dollar and Thrifty. The Company’s strategy is to operate company-owned stores in the top 75 airport markets and in key leisure destinations in the United States. The Dollar and Thrifty brands represent a value-priced rental vehicle generally appealing to leisure customers, including foreign tourists, and to small businesses, government business and independent business travelers. The Company also offers franchise opportunities in smaller markets in the United States and Canada and in all international markets so that franchisees can operate under the Dollar or Thrifty trademarks or dual franchise and operate both brands in one market. Dollar and Thrifty and their respective independent franchisees operate the Dollar and Thrifty vehicle rental systems.

In the United States, Dollar’s main focus is operating company-owned stores located in major airports, and it derives substantial revenues from leisure and tour package rentals. Thrifty focuses on serving both the airport and local markets operating through a network of company-owned stores and franchisees. Dollar and Thrifty currently derive the majority of their U.S. revenues from providing rental vehicles and services directly to rental customers. As of September 30, 2009, Dollar and Thrifty had 633 locations in the United States and Canada of which 312 were company-owned stores and 321 were locations operated by franchisees. In the United States, the Dollar and Thrifty brands remain separate, but operate under a single management structure and share vehicles, back-office employees and facilities, where possible. The Company also operates company-owned stores in six of the eight largest airport markets in Canada. In Canada, the company-owned stores are primarily co-branded.

We are a Delaware corporation headquartered in Tulsa, Oklahoma. Our principal executive offices are located at 5330 East 31st Street, Tulsa, Oklahoma 74135 and our telephone number is (918) 660-7700. Our website is www.dtag.com. Information on, or accessible through, this website is not a part of, and is not incorporated into, this prospectus.

RISK FACTORS

An investment in our securities involves certain risks. You should carefully consider the risk factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements” provided at the beginning of this prospectus, the risks described under “Risk Factors” in our most recent annual report on Form 10-K and quarterly report on Form 10-Q and any applicable prospectus supplement, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business or financial performance. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks or other factors, and you may lose all or part of your investment.

1

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the nine months ended September 30, 2009 and each of the five years in the period ended December 31, 2008 is set forth below. For the purpose of computing these ratios, “earnings” consists of income before provision for income taxes and cumulative effect of a change in accounting principles, plus fixed charges (excluding capitalized interest). “Fixed charges” consists of interest expense (which includes amortization of debt issue costs), capitalized interest and one-third of rental expense, which we believe to be a reasonable estimate of an interest factor in our leases.

		Year ended
	Nine Months ended September 30, 2009	December 31, 2008 (a)	December 31, 2007	December 31, 2006	December 31, 2005	December 31, 2004
Ratio of Earnings to Fixed Charges ___________________________	1.5	(1.7) (b)	1.1	1.5	1.9	1.8

(a)

The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2008. To achieve a ratio of earnings to fixed charges of 1:1, we would have had to have generated an additional $457.3 million of earnings.

(b)	The ratio of earnings to fixed charges was negatively impacted by a $350.2 million impairment charge related to goodwill and long-lived assets that reduced income (loss) before income taxes.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the securities for general corporate purposes, including to repay outstanding indebtedness if so specified in the applicable prospectus supplement. We may temporarily invest funds that are not immediately needed for these purposes in short-term marketable securities.

2

DESCRIPTION OF CAPITAL STOCK

This prospectus contains summary descriptions of the shares of our common stock and preferred stock that we may offer and sell from time to time. The following summary description of our capital stock and certain significant provisions of the Company’s Certificate of Incorporation, the Fourth Amended and Restated By-Laws (the “By-Laws”) and any reference to Delaware law are not complete and are subject to, and qualified in their entirety by reference to, the Company’s Certificate of Incorporation and its By-Laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the Delaware General Corporation Law. The particular terms of any security will be described in the applicable prospectus supplement.

Common Stock

The Company’s Certificate of Incorporation authorizes the issue of an aggregate of 50,000,000 shares of common stock, par value $.01 per share. Of those 50,000,000 authorized shares of common stock, we had 28,286,143 shares issued, of which 21,871,237 were outstanding as of October 23, 2009. Shares of our common stock are listed on the New York Stock Exchange under the symbol “DTG.”

Voting Rights

The holders of shares of our common stock have one vote per share. Holders are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding shares of preferred stock. Except as otherwise provided by law, amendments to the Company’s Certificate of Incorporation must be approved by a majority of the voting power of the common stock.

Dividends

Holders of shares of our common stock will share ratably in any dividend declared by the Board of Directors of the Company (the “Board”), subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

Other Rights

In the event of any merger or consolidation of the Company with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of shares of common stock will be entitled to receive the same kind and amount, on a per share of common stock basis, of such shares of stock and other securities and property (including cash).

On liquidation, dissolution or winding up of the Company, all holders of shares of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of our common stock is Computershare Trust Company, N.A.

3

Preferred Stock

The Company’s Certificate of Incorporation authorizes the issue of 10,000,000 shares of preferred stock, par value $.01 per share. Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. As of the date hereof, there are no shares of preferred stock outstanding.

The Board is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations or restrictions thereof, applicable to the shares of each series of preferred stock. The Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of shares of common stock and could have certain anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which apply so long as the shares of our common stock remain listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital (which may be used to repay outstanding indebtedness) or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved shares of common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Certain Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless:

•	prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested shareholder) those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

4

Section 203 defines business combination to include:

•	any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with the interested stockholder;
•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect directly or indirectly of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any individual or entity (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) owns 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder (and the affiliates and associates of such person).

Certain Provisions of the Company’s By-Laws

The Company’s By-Laws provide that special meetings of the stockholders may be called only by the Board and the Chairman of the Board. The By-Laws also provide for an advance notice procedure for the nomination, other than by or at the direction of the Board, of candidates for election as directors at annual meetings of stockholders or a special meeting of the stockholders (where the Board has determined that directors are to be elected at such special meeting) as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of stockholder nomination or proposal (i) must be received in writing by the Company not less than 90 nor more than 120 days prior to the meeting of the stockholders; provided, however, that in the event less than 100 days’ notice or prior public disclosure of the date of such meeting is given or made, such notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made; and (ii) must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal, including direct or indirect beneficial ownership of certain equity derivative instruments and any material arrangements or relationships with the proposed nominee (including their respective affiliates). These provisions would make it more difficult for a third party to gain control of the Company. The By-Laws also provide that any action which may be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if written consents approving the action are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of stockholders.

Certain Provisions of the Company’s Senior Secured Credit Facilities

In addition, certain events regarding a change of control of the Company will constitute an event of default under provisions of the Company’s senior secured credit facilities. These provisions may make the acquisition of the Company more difficult.

5

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities which may be convertible or non-convertible, in one or more series.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The form of indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture, any related securities documents and those made a part of the indenture by the Trust Indenture Act of 1939, as amended. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related security documents, if any, in their entirety before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities;
•	whether the debt securities will be secured or unsecured;
•	whether the debt securities are convertible into other securities;
•	whether the debt securities are senior or subordinated debt securities;
•	the percentage or percentages of principal amount at which such debt securities will be issued;
•	the interest rate(s) or the method for determining the interest rate(s);
•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;
•	the maturity date;
•	redemption or early repayment provisions;
•	authorized denominations;
•	form;
•	amount of discount or premium, if any, with which such debt securities will be issued;
•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;
•	the identity of the depositary for global securities;
•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

6

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;
•	any defaults and events of default applicable to the particular debt securities being issued;
•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to security and release of the guarantees), if any;
•	any restriction or condition on the transferability of the debt securities;
•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;
•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;
•	the securities exchange(s) or automated quotation system(s) on which the securities will be listed or admitted to trading, as applicable, if any;
•	whether any underwriter(s) will act as market maker(s) for the securities;
•	the extent to which a secondary market for the securities is expected to develop;
•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•	provisions relating to covenant defeasance and legal defeasance;
•	provisions relating to satisfaction and discharge of the indenture;
•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and
•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

7

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

8

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	through underwriters or dealers;
•	through agents;
•	directly to one or more purchasers; or
•	through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discount or concession allowed or re-allowed or paid to dealers.

We may sell the offered securities through agents designated by us. Unless indicated in the applicable prospectus supplement, any agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

We may enter into derivative transactions with third parties, or sell any securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell the securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use the securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of the securities, and may use the securities received from us in settlement of those derivatives to close out any related open borrowings of the securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their own accounts. In addition, to close out short positions or to stabilize the price of the securities, the underwriters may bid for, and purchase, the securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

9

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the validity of the securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our New York counsel.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from Dollar Thrifty Automotive Group, Inc.’s annual report on Form 10-K, and the effectiveness of internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference in this prospectus. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2009 and 2008, June 30, 2009 and 2008 and September 30, 2009 and 2008, which is incorporated by reference in this prospectus, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 and incorporated by reference in this prospectus, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

10

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

We have filed a registration statement with the SEC on Form S-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement. For more information with respect to our Company and the securities offered by this prospectus, you should refer to the registration statement and to the exhibits filed with it. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document.

You may read and copy the registration statement, including the exhibits thereto, and any periodic reports and other information referred to above on file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov and may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

11

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K). These documents contain important information about us and our financial condition.

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2008;
•

The information specifically incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2008 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 13, 2009;

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;
•

Our current reports on Form 8-K filed with the SEC on January 27, 2009, February 10, 2009, February 13, 2009, February 25, 2009, March 23, 2009, April 20, 2009, May 20, 2009, June 8, 2009, June 30, 2009, August 5, 2009 and August 11, 2009; and

•

Our registration statement on Form 8-A filed with the SEC on November 24, 1997, describing our common stock, and any amendments or reports filed with the SEC for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the securities. These documents include our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are identified in those forms as being incorporated into this prospectus and that are filed after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus. However, we are not incorporating by reference any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or furnished under Item 2.02 or 7.01 and exhibits furnished in connection with such items in any current report on Form 8-K that we file with the SEC in the future.

You may obtain copies of any of these filings through the Company as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, Oklahoma 74135

Attention: Investor Relations

Telephone: (918) 660-7700

12

5,750,000 Shares

Dollar Thrifty Automotive Group, Inc.

Common Stock

____________

PROSPECTUS SUPPLEMENT

          , 2009

____________

Joint Book-Running Managers

Goldman, Sachs & Co.                                                            J.P. Morgan